Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

THIRD: The Certificate of Incorporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new first paragraph:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is three hundred one million (301,000,000), of which three hundred million (300,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.”

FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this 14th day of December, 2007.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	Chief Executive Officer